Exhibit 99.1

CurAegis Technologies, Inc.

CEO Report

March 18, 2019

Dear CurAegis Technologies Shareholders,

This is a short CEO update for CurAegis Technologies, Inc. as of March 18, 2019.

Dear Shareholders,

I am sorry it has been so long since my last CEO report but I felt I had to wait for our negotiations regarding our hydraulic technology to progress to the point when I could give out information.

AEGIS Pump and Motor: As you know, we have been working with one large company to license or sell our hydraulic technologies. As of now we have not been able to reach an agreement. Although we are not stopping those negotiations, we now believe it is in the Company’s best interests to open them up to other prospects. We have started conversations with investment bankers and companies that we believe will be interested in these technologies. We believe we have valuable assets and want to make sure we receive fair value for them. I will keep you informed of our progress.

CURA System: We and our initial customers and testers have been very happy with our present system. We are scheduled to receive our new APP and API on March 23rd. We believe this will greatly improve the ease of use and the customer experience. This will also allow us to use our system with many other sensors such as Apple, Polar etc. It will also allow organizations to integrate the CURA system into their own existing safety, wellness, or administrative technologies, which has held up potential sales with larger customers or those who need that integration. We also have changed our pricing structure which we believe makes it much more attractive to our customers. We are presently talking to many organizations who have expressed interest. We will be showing them our new system over the next month or so. We believe we will be able to close some of those soon.

I now expect to give you updates on a more regular basis.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS. This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of CurAegis’ businesses. More detailed information about these factors may be found in filings by CurAegis with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and periodic reports on Form 8-K. CurAegis is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

ABOUT CURAEGIS TECHNOLOGIES, INC. CurAegis Technologies, Inc. (OTCQB: CRGS) was incorporated as a New York business corporation on September 25, 1996. The Company develops and markets advanced technologies in the areas of power, safety and wellness. The Company is focusing its commercialization strategies on the following technologies: (i) the CURA System which includes a wellness and safety system (the CURA System) which measures degradation of alertness and sleep attributes and the Z-Coach education and training program and (ii) the Aegis hydraulic pump. The CURA System consists of hardware and software that measures multiple metrics in order to establish that a person's ability to perform a task or job appears to be degrading. The Aegis hydraulic pump is an innovative hydraulic design, whose goal is to deliver better efficiencies in a package that is smaller and lighter than existing technologies. The Company has not had any significant revenue-producing operations.

CONTACT: Richard A. Kaplan Chief Executive Officer 585-254-1100